As filed with the Securities and Exchange Commission on September 4, 2020
No. 333-237648

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT NO. 333-237648
UNDER THE SECURITIES ACT OF 1933

PHUNWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	26-4413774
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7800 Shoal Creek Blvd, Suite 230-S Austin, Texas 78757 (512) 693-4199
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alan S. Knitowski, Chief Executive Officer Phunware, Inc. 7800 Shoal Creek Blvd, Suite 230-S Austin, Texas 78757 (512) 693-4199
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Alex R. Allemann, Esq.	Matt Aune
Jeffrey M. McPhaul, Esq.	J. Brendhan Botkin
Winstead PC	Phunware, Inc.
401 Congress Ave., Suite 2100	7800 Shoal Creek Blvd, Suite 230-S
Austin, Texas 78701	Austin, Texas 78757
(512) 370-2800	(512) 693-4199

Approximate date of commencement of proposed sale to the public: This Post-Effective Amendment is being filed to deregister all of the unsold securities registered under the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the "Post-Effective Amendment") relates to the Registration Statement on Form S-3 (File No. 333-237648) (the "Registration Statement") of Phunware, Inc., a Delaware Corporation (the "Company"), which was previously filed with the Securities and Exchange Commission (the "SEC") on April 13, 2020, registering an aggregate of 21,946,429 shares of the Company's common stock, par value $0.0001 per share (the "Common Stock"), for resale from time to time by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B ("Alto"). The Registration Statement was declared effective by the SEC on May 4, 2020.

On July 15, 2020, the Company paid in full all principal and accrued interest owed under the Senior Convertible Note dated March 20, 2020 (the "March Note") issued to Alto. Due to the payoff of the March Note, 20,182,754 shares of Common Stock are being deregistered because Alto can no longer acquire such shares under the terms of the March Note and therefore will not offer and resell such shares pursuant to the Registration Statement. Therefore, in accordance with the undertaking in Item 17 of Part II of the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that have been registered for issuance with remain unsold at the termination of the offering, the Company hereby amends the Registration Statement to deregister the 20,182,754 shares of Common Stock registered under the Registration Statement that remain unissued as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the above-referenced Registration Statement be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on September 4, 2020.

PHUNWARE, INC.

By:	/s/ Alan S. Knitowski
Alan S. Knitowski
Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.